Exhibit 10.4

CERTIFICATE OF THE DESIGNATION, PREFERENCES,
RIGHTS AND LIMITATIONS OF SERIES E
CONVERTIBLE PREFERRED STOCK OF EXOBOX TECHNOLOGIES CORP

Exobox Technologies Corp, hereinafter called the "Corporation," a corporation organized and existing under the laws of the State of Nevada,

DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Corporation by its Articles of Incorporation, and pursuant to the provisions of the Nevada Domestic and Foreign Corporation Laws, the board of directors of the Corporation, by unanimous consent dated October ___, 2009, adopts the following resolutions providing for the issuance of a series of 1,163,000 shares of Series E Convertible Preferred Stock, $0.001 par value ("Series E Preferred Stock"), stated value $10.00 per share (the “Original Issue Price”), which resolution is as follows:

RESOLVED, that pursuant to the authority conferred upon the Corporation by its Articles of Incorporation, the Series E Preferred Stock is hereby authorized and created, said series to consist of up to 2,000,000 shares;

FURTHER RESOLVED, that the voting powers, preferences and relative, optional and other special rights, and the qualifications, limitations or restrictions of such Series E Preferred Stock shall be as follows:

1.             Dividends on Series E Preferred Stock.

a.             Cumulative Dividends.  Beginning on March 31, 2010, the holders of shares of Series E Preferred Stock shall be entitled to receive dividends at the rate of 7.5% per annum of an amount equal to the Conversion Price (as defined herein) then in effect on the payment date. These dividends shall be paid quarterly on March 31, June 30, September 30, and December 31 of each year the Series E Preferred Stock remains outstanding.  The dividends shall accrue from the date of issuance of such shares of Series E Preferred Stock, and shall be deemed to accrue from day to day whether or not earned or declared.  These dividends shall be cumulative and shall be paid prior and in preference to the payment of dividends on any other class of shares and if in any year or years dividends at the rate of 7.5% calculated on the amount set forth herein shall not have been paid on the outstanding shares of Series E Preferred Stock, the amount of the deficiency shall be fully paid before any distribution shall be declared or paid on common stock (the “Dividend Preference”).  All dividends shall be paid in cash out of any funds of the Corporation unless (i) the holder elects to convert accrued dividends pursuant to paragraph 2(a) or (ii) the Series E Preferred Stock is subject to mandatory conversion into Common Stock pursuant to paragraph 2(l), in which case all accrued dividends will be converted into Common Stock.

b.            Dividends in Kind.  In the event the Corporation shall make or issue, or shall fix a record date for the determination of holders of Series E Preferred Stock entitled to receive, a dividend or other distribution with respect to the Common Stock payable in (i) securities of the Corporation other than shares of Common Stock or Series E Preferred Stock or (ii) assets, then and in each such event the holders of Series E Preferred Stock shall receive, at the same time such distribution is made with respect to Common Stock, the number of securities or such other assets of the Corporation which they would have received had their Series E Preferred Stock been converted into Common Stock immediately prior to the record date for determining holders of Common Stock entitled to receive such distribution.

2.             Conversion of Series E Preferred Stock into Common Stock.

a.             Optional Conversion.  Each holder of shares of Series E Preferred Stock may, at his option and at any time, convert any or all such shares, plus all dividends accrued and unpaid on such Series E Preferred Stock up to the Conversion Date (as defined below), on the terms and conditions set forth herein, into fully paid and non-assessable shares of the Corporation's Common Stock.  The number of shares of Common Stock into which each share of Series E Preferred Stock may be converted shall be determined by dividing the number of shares of Series E Preferred Stock to be converted by the Conversion Price (as defined below) in effect at the time of conversion.    The “Conversion Price” at which shares of Common Stock shall be issuable upon conversion of any shares of Series E Preferred Stock shall initially be $0.477 per share, subject to adjustment as provided below.

b.            To exercise his conversion privilege, the holder of any shares of Series E Preferred Stock shall surrender to the Corporation during regular business hours at the principal executive offices of the Corporation or the offices of the transfer agent for the Series E Preferred Stock or at such other place as may be designated by the Corporation, the certificate or certificates for the shares to be converted, duly endorsed for transfer to the Corporation (if required by it), accompanied by written notice stating that the holder irrevocably elects to convert such shares.  Conversion shall be deemed to have been effected on the date when such delivery is made, and such date is referred to herein as the "Conversion Date."  Within three (3) business days after the date on which such delivery is made, the Corporation shall issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a certificate or certificates for the number of full shares of Common Stock to which the holder is entitled as a result of such conversion, and cash with respect to any fractional interest of a share of Common Stock as provided in paragraph 2(c).  The holder shall be deemed to have become a stockholder of record of the number of shares of Common Stock into which the shares of Series E Preferred Stock have been converted on the applicable Conversion Date unless the transfer books of the Corporation are closed on that date, in which event he shall be deemed to have become a stockholder of record of such shares on the next succeeding date on which the transfer books are open, but the Conversion Price shall be that in effect on the Conversion Date.  Upon conversion of only a portion of the number of shares of Series E Preferred Stock represented by a certificate or certificates surrendered for conversion, the Corporation shall within three (3) business days after the date on which such delivery is made, issue and send (with receipt to be acknowledged) to the holder thereof or the holder's designee, at the address designated by such holder, a new certificate covering the number of shares of Series E Preferred Stock representing the unconverted portion of the certificate or certificates so surrendered.

c.             No fractional shares of Common Stock or scrip shall be issued upon conversion of shares of Series E Preferred Stock.  If more than one share of Series E Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series E Preferred Stock so surrendered.  Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series E Preferred Stock, the Corporation shall make an adjustment in respect of such fractional interest equal to the fair market value of such fractional interest, to the nearest 1/100th of a share of Common Stock, in cash at the Current Market Price (as defined below) on the business day preceding the effective date of the conversion.  The "Current Market Price" of publicly traded shares of Common Stock or any other class of Common Stock or other security of the Corporation or any other issuer for any day shall be deemed to be the average of the daily "Closing Prices" for the 10 consecutive trading days preceding the Conversion Date.  The "Current Market Price" of the Common Stock or any other class of capital stock or securities of the Corporation or any other issuer which is not publicly traded shall mean the fair value thereof as determined by an independent investment banking or appraisal firm experienced in the valuation of such securities or properties selected in good faith by the Board of Directors of the Corporation or a committee thereof or, if no such investment banking or appraisal firm is, in the good faith judgment of the Board of Directors of the Corporation or such committee, available to make such determination, as determined in good faith judgment of the Board of Directors of the Corporation or such committee.  The "Closing Price" shall mean the last reported sales price on the principal national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on Nasdaq, or, if the Common Stock is not listed or admitted to trading on any national securities exchange or quoted on Nasdaq, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

d.             The Corporation shall pay any and all issue and other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of Series E Preferred Stock pursuant hereto, other than any taxes payable with respect to income by the holders thereof.

e.             The Corporation shall at all times reserve for issuance and maintain available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series E Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all Series E Preferred Stock from time to time outstanding.  The Corporation shall from time to time (subject to obtaining necessary director and stockholder action), in accordance with the laws of the State of Nevada, increase the authorized number of shares of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series E Preferred Stock at the time outstanding.

f.             If any shares of Common Stock to be reserved for the purpose of conversion of shares of Series E Preferred Stock require registration or listing with, or approval of, any governmental authority, stock exchange or other regulatory body under any federal or state law or regulation or otherwise, including registration under the Securities Act of 1933 (the “Act”), and appropriate state securities laws, before such shares may be validly issued or delivered upon conversion, the Corporation will in good faith and as expeditiously as possible meet such registration, listing or approval, as the case may be.

g.             All shares of Common Stock which may be issued upon conversion of the shares of Series E Preferred Stock will upon issuance by the Corporation be validly issued, fully paid and non-assessable and free from all taxes, liens and charges with respect to the issuance thereof.

h.             The Conversion Price in effect shall be subject to adjustment from time to time as follows:

i.         Stock Splits, Dividends and Combinations.  In the event that the Corporation shall at any time subdivide the outstanding shares of Common Stock, or shall pay or make a dividend or distribution on any class of capital stock of the Corporation in Common Stock, the Conversion Price in effect immediately prior to such subdivision or the issuance of such dividend shall be proportionately decreased, and in case the Corporation shall at any time combine the outstanding shares of Common Stock, the Conversion Price in effect immediately prior to such combination shall be proportionately increased, effective at the close of business on the date of such subdivision, dividend or combination, as the case may be.

ii.         Non-Cash Dividends, Stock Purchase Rights, Capital Reorganization and Dissolutions.  In the event:

A.           that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend, or any other distribution, payable otherwise than in cash; or

B.           that the Corporation shall take a record of the holders of its Common Stock for the purpose of entitling them to subscribe for or purchase any shares of stock of any class or other securities, or to receive any other rights; or

C.           of any (1) capital reorganization of the Corporation, reclassification of the capital stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock), consolidation or merger of the Corporation with or into another corporation, unless the shareholders of the Corporation immediately prior to such transaction own 50% of the entity resulting from the transaction, or (2) sale, lease or transfer of all or substantially all of the assets or shares of the Corporation to another corporation in one or a series of transactions (collectively (C)(1) and (C)(2) are referred to as a “Reorganization”); or

D.           of the voluntary or involuntary dissolution, liquidation or winding up of the Corporation;

then, and in any such case, provision shall be made so that the holders of the Series E Preferred Stock shall be entitled, upon conversion, to receive the number and kind of securities of other property of the Corporation, or successor corporation, to which he would have been entitled to receive had he converted immediately prior to such event.  Furthermore, the Corporation shall cause to be mailed to the holders of record of the outstanding Series E Preferred Stock, at least 10 days prior to the date hereinafter specified, a notice stating the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights, or (y) such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up is to take place and the date, if any is to be fixed, as of which holders of Corporation securities of record shall be entitled to exchange their shares of Corporation securities for securities or other property deliverable upon such reclassification, reorganization, consolidation, merger, share exchange, conveyance, dissolution, liquidation or winding up.

i.              The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, share exchange, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of paragraph 2(h) and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series E Preferred Stock against impairment.  Without limiting the generality of the foregoing, the Corporation (a) will not increase the par value of any shares of stock receivable on the conversion of the Series E Preferred Stock above the amount payable therefor on such conversion, (b) will take all such action as may be necessary or appropriate in order that the Corporation may validly and legally issue fully paid and nonassessable shares of stock on the conversion of all Series E Preferred Stock from time to time outstanding, or (c) will not consolidate with or merge into any other person or permit any such person to consolidate with or merge into the Corporation (if the Corporation is not the surviving person), unless such other person shall expressly assume in writing and will be bound by all of the terms of the Series E Preferred stock set forth herein).

j.              Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to paragraph 2(h), the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and prepare and furnish to each holder of Series E Preferred Stock a certificate signed by the president and chief financial officer (or, in the absence of a person designated as the chief financial officer, by the officer serving in an equivalent or similar financial capacity) of the Corporation setting forth (i) such adjustment or readjustment, (ii) the Conversion Price at the time in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such holder's shares.

k.             In case any shares of Series E Preferred Stock shall be converted pursuant to paragraph 2(g) hereof, the shares so converted shall be restored to the status of authorized but unissued shares of preferred stock, without designation as to class or series, and may thereafter be reissued, but not as shares of Series E Preferred Stock.

l.             Mandatory Conversion.  Each share of Series E Preferred Stock shall automatically convert, together will all accrued dividends, into shares of Common Stock, as described in paragraph 2(a), at the then applicable Conversion Price, upon the closing of an equity, equity equivalent or debt offering resulting in minimum gross proceeds to the Corporation of $20 million (“Mandatory Conversion Event”).

The Corporation will provide notice to holder within 10 days of the occurrence of a Mandatory Conversion Event (failure of the Corporation to timely give such notice does not void the mandatory conversion).  Holder shall surrender to the Corporation, within 20 days of receiving such notice, the certificate(s) representing the shares of Series E Preferred Stock to be converted into Common Stock.  In the event holder does not surrender such certificate(s) within 20 days of receiving such notice, the Corporation shall deem such certificate(s) cancelled and void.  As soon as practicable, after the certificate(s) are either surrendered by the holder or cancelled by the Corporation, as the case may be, the Corporation will issue and deliver to holder a new certificate for the number of full shares of Common Stock issuable upon such mandatory conversion in accordance with the provisions hereof and cash as provided in paragraph 2(c) in respect of any fraction of a share of Common Stock otherwise issuable upon such mandatory conversion.  Holder will be deemed a Common Stock holder of record as of the date of the occurrence of a Mandatory Conversion Event.

3.             Voting.  The shares of Series E Preferred Stock shall be entitled to vote, together with the shares of the Corporation's Common Stock, on all matters presented at any annual or special meeting of stockholders of the Corporation, or may act by written consent in the same manner as the holders of the Corporation's Common Stock, upon the following basis: each holder of Series E Preferred Stock shall be entitled to cast such number of votes for each share of Series E Preferred Stock held by such holder on the record date fixed for such meeting, or on the effective date of such written consent, as shall be equal to the number of shares of the Corporation's Common Stock into which each of such holder's shares of Series E Preferred Stock is convertible immediately after the close of business on the record date fixed for such meeting or the effective date of such written consent.  The Series E Preferred Stock and any other stock having voting rights shall vote together as one class, except as otherwise provided by law and herein.

4.             Liquidation Rights.

a.             A “Liquidation” shall mean a dissolution or winding up, voluntary or involuntary, of the Corporation.

b.             In the event of any Liquidation, the holders of shares of Series E Preferred Stock then outstanding shall be entitled to receive out of assets of the Corporation available for distribution to stockholders, before any distribution of assets is made to holders of any other class of capital stock of the Corporation, an amount equal to the Original Issue Price, plus accumulated and unpaid dividends thereon to the date fixed for distribution (the “Base Liquidation Preference”).  If upon any Liquidation, the amounts payable with respect to the Series E Preferred Stock and any other shares of stock of the Corporation ranking as to any such distribution on a parity with the Series E Preferred Stock are not paid in full, the holders of the Series E Preferred Stock and of such other shares shall share ratably in any such distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.  After the payment of the Base Liquidation Preference shall have been made in full to the holders of the Series E Preferred Stock or funds necessary for such payment shall have been set aside by the Corporation in trust for the account of holders of the Series E Preferred Stock so as to be available for such payments, the remaining assets of the Corporation legally available for distribution to its shareholders shall be distributed to the holders of Common Stock.

c.             In the event of any Liquidation, the Board of Directors of the Corporation shall promptly engage competent independent appraisers to determine the value of the assets to be distributed to the holders of shares of Series E Preferred Stock.  The Corporation shall, upon receipt of such appraiser's valuation, give prompt written notice to each holder of shares of Series E Preferred Stock of the appraiser's valuation.

5.             Limitations.

a.             So long as 50% of the shares of Series E Preferred Stock originally issued remain outstanding, the Corporation shall not, without the affirmative vote or the written consent of the holders of at least 51% of the outstanding shares of Series E Preferred Stock, voting separately as a class:

i.          create, authorize or issue any equity security, or any security convertible into or exercisable for any equity security, unless such security is junior to the Series E Preferred Stock;

ii.         effect a Reorganization, unless (a) the Corporation shall be the surviving corporation, (b) the Series E Preferred Stock shall continue to be outstanding, (c) there shall be no change in the preference, privileges or other rights and restrictions with respect to the Series E Preferred Stock and (d) there shall not be created or thereafter exist as a result of thereof any new class of shares having preference over the Series E Preferred Stock with respect to dividends, distribution of assets or rights upon liquidation; or

iii.        Increase the total number of authorized shares of Series E Preferred Stock.

6.             Notice.  All notices required to be delivered hereunder to the holders of the Series E Preferred Stock shall be sent by facsimile transmission (such notice shall be deemed received by the recipient on the first business day following transmission and electronic confirmation of receipt), prepaid overnight courier or first class or registered or certified mail, return receipt requested, with postage prepaid thereon, to the holder at holder’s last address shown on the records of the Corporation for the Series E Preferred Stock.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this certificate to be signed by its president, this 22nd day of October, 2009.

EXOBOX TECHNOLOGIES CORP.

By _________________________________________________________, President and CEO